Exhibit 107.1

FORM S-8

(Form Type)

GOOD TIMES RESTAURANTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 per value per share, to be issued under the Good Times Restaurants, Inc. 2018 Omnibus Equity Incentive Plan	Other(2)	150,000	$3.47 (2)	$520,500 (2)	$92.70 per $1,000,000	$ 48.25
Equity	Common Stock, $0.001 per value per share, to be issued pursuant to a Stock Option Inducement Grant Agreement	Other	25,000	$3.95 (3)	$98,750 (3)	$92.70 per $1,000,000	$ 9.15

	Total Offering Amounts						$ 57.40
	Total Fee Offsets						$ 0.000
	Net Fee Due						$ 57.40

(1)	Represents 150,000 shares of common stock of Good Times Restaurants, Inc. (the “Registrant”) issuable through the 2018 Omnibus Equity Incentive Plan (the “Plan”) and 25,000 shares of common stock of the Company issuable pursuant to a Stock Option Inducement Award. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of common stock of the Registrant in respect of the securities identified in the above table that may become issuable through the Plan or the Stock Option Inducement Award by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the registrant’s common stock, as reported on The NASDAQ Capital Market on April 11, 2022.

(3)	Based on the exercise price on the date of the grant.